EXHIBIT 10.9 TO FORM 10

Cappello Capital Corp

April 24, 2008

Mr. Doug Hague

President & CEO

Clean Coal Technologies, Inc.

12518 West Atlantic Boulevard

Coral Springs, FL 33071

Dear Mr. Hague,

This letter shall confirm the engagement of Cappello Capital Corp. (“Advisor”) as exclusive financial advisor to Clean Coal Technologies, Inc. (“Company”) to perform the corporate finance advisory services provided for herein.  The Company, as defined herein, shall include Clean Coal Technologies, Inc., its subsidiaries, affiliates and any entities it may form, merge into, be acquired by, or invest in.  The term of this agreement (“Agreement”) shall run from the date of receipt by Advisor of the Company’s signed acceptance of this Agreement until twelve months thereafter, and will then automatically extend on a month-to-month basis thereafter until cancelled by either party pursuant to the terms hereof (“Term”).  This Agreement may be cancelled by either party as provided in the paragraph entitled “Termination of Agreement.”  Conditions to this engagement include successful outcome of the current SEC inquiry into the Company and Advisor’s completion of due diligence to its satisfaction.

Transaction:

The corporate finance advisory services that may be performed by the Advisor relate to the following types of Transactions with an investor or entity introduced or identified by or on behalf of Advisor or Company, or who is in contact with or is contacted by Advisor or Company during the Term of the Agreement (individually or collectively, a “Covered Party”).  Notwithstanding the foregoing, the Company will, prior to the execution of this Agreement, provide Advisor on Attachment B hereto a list of  investors and affiliates/partners with whom it has come in contact prior to the engagement of Advisor (“Protected Party”).  In the event that the Company consummates a Transaction with a Protected Party, then the fees payable to the Advisor shall be as set forth in the Fees and Expenses section of this Agreement.  Both the Company and the Advisor must agree on which of the following activities to pursue.  As used in this Agreement, the term “Transaction” shall include, but specifically not be limited to or by:

a)

a private placement, conducted pursuant to Regulation D of the U.S. Securities Act of 1933 or other applicable U.S. or foreign securities laws, rules and regulations with a Covered Party (a “Private Placement”) including, without limitation, a placement of equity, debt, convertible securities or other financial instrument in such amount as the Company and the Advisor may agree upon (“Placement Amount”);

b)

a strategic alliance (a “Strategic Alliance”) that involves an agreement with a Covered Party that may, either directly or indirectly, enter into any type of sales, marketing and/or management agreement with the Company;

c)

the sale of the Company (a “Sale” or “Merger”), whether by merger, reverse merger, stock sale or sale in one or more transactions, of all or substantially all of the assets of the Company to a Covered Party or where the shareholders of the Company own less than a

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Engagement Agreement – January 8, 2009 – Page 2

majority of the surviving entity or, in the case of a merger or sale with or to a shell company or a special purpose acquisition corporation (SPAC), irrespective of the resulting division of ownership;

d)

the sale of a portion of the Company (a “Divestiture”), whether by merger, stock sale or sale in one or more transactions, of a portion of the assets of the Company to a Covered Party;

e)

a recapitalization (a “Recapitalization”) involving the issuance of any indebtedness or equity securities by the Company to a Covered Party which may or may not involve, among other items, an extraordinary dividend being paid or equity securities being repurchased by the Company, whether as a stand alone Transaction or in connection with a related Transaction;

f)

a strategic acquisition (an “Acquisition”) pursuant to which (i) the Company consummates a merger, consolidation or other business combination with a Covered Party, where the Company is the surviving entity (or its shareholders own a majority of the equity in the surviving entity) in such business combination, or (ii) the Company acquires a majority of the total equity ownership of a Covered Party, or all or substantially all of the assets of a Covered Party. Notwithstanding the foregoing, Acquisition shall not include reverse mergers or Transactions with a SPAC.

Description of Services:

The Advisor will, to the extent requested by the Company, assist the Company in analyzing potential Transactions according to the terms and conditions of this Agreement.  In this regard, the Advisor may undertake certain activities on behalf of the Company, including the following:

a)

assisting, on a best-efforts basis, in securing bridge financing;

b)

analyzing Transaction options available to the Company;

c)

counseling the Company as to strategy and tactics for effecting a potential Transaction;

d)

advising the Company as to the structure and form of a possible Transaction, including the form of any agreements related thereto;

e)

assisting the Company in obtaining appropriate information and in preparing due diligence presentations related to a potential Transaction;

f)

introducing the Company to institutional investors, accredited individual investors, strategic or financial buyers, distributors, licensees, and/or strategic partners, as may be appropriate;

g)

assisting in negotiations related to a potential Transaction, as may be appropriate, on behalf of the Company;

h)

rendering such other financial advisory and investment banking services as may from time to time be agreed upon by the Company and the Advisor.

Exclusivity:

The Company agrees that no other financial advisor is or will be authorized by it during the Term of this Agreement to perform services on the Company’s behalf of the type described hereunder or which Advisor is otherwise authorized to perform hereunder.  No fee payable to any other financial  legal, or other advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to Advisor, except as otherwise agreed to in writing by Advisor.  In order to coordinate our efforts with respect to a possible Transaction, during the period of our engagement

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hereunder neither the Company nor any representative thereof (other than Advisor) will engage in discussions regarding a Transaction except through Advisor.  If the Company or its management receives an inquiry regarding a Transaction, it will promptly inform Advisor in writing of such inquiry.

Confidentiality:

The Company agrees that, without prior written consent, it will not disclose, and will not include in any public announcement, the name or names of any investor, buyer, or strategic partner, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement, unless the Company has received approval from the other party.

Closing:

The closing (“Closing”) of a Transaction shall be deemed to occur on the earlier of the date of execution of all material legal documentation or the transfer (if applicable) of funds.  Any Closing is subject to mutually satisfactory documentation and approval by the Company’s Board of Directors.

Information Furnished by the Company:

The Company will furnish Advisor with all financial and other information and data as Advisor believes appropriate in connection with its activities on the Company’s behalf, and shall provide Advisor full access to its officers, directors, employees and professional advisors. The Company agrees that it and its counsel will be solely responsible for ensuring that the Transaction complies in all respects with applicable law.  The Company represents and warrants that any written or oral communication with Advisor at all times through Closing, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company will promptly notify Advisor if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to Advisor. The Company recognizes and confirms that Advisor, in connection with performing its services hereunder, (i) will be relying without investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company or its advisors, (ii) will not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same and (iii) will not conduct any appraisal of any assets of the Company.  The Company will also cause to be furnished to Advisor at the Closing copies of such agreements, opinions, certificates and other documents delivered at the Closing as Advisor may reasonably request.

Waiver of Conflicts:

The Company acknowledges that Advisor and its affiliates have and will continue to have investment banking and other relationships with parties other than the Company pursuant to which Advisor may acquire information of interest to the Company.  Advisor shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated transaction.  The Company recognizes that Advisor is being engaged hereunder to provide the services described above only to the Company and to all other parties, if any, who execute this Agreement in specified other capacities and is not acting as an agent or a fiduciary of, and shall have no duties or liability to, the equity holders of the Company or any third party in connection with its engagement hereunder, all of which are hereby expressly waived.  No one other than the Company (and such other parties in such capacities, if any) is authorized to rely upon the engagement of Advisor hereunder or any statements, advice, opinions or conduct by Advisor.  Upon termination of this Agreement (as defined in the “Termination of Agreement” section of this Agreement), the Company agrees to release Advisor with respect to the provision of future corporate finance services

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to any shareholder or affiliate of the Company or Covered Party.  Such services may include, but not be limited to, those described in this Agreement.

Fees and Expenses:

With respect to the services rendered hereunder, the following describes the fees and expense reimbursements that the Company agrees to pay the Advisor:

a)

A retainer fee of $20,000 per month accrued and payable to Advisor upon the Closing of a Transaction with at least $5.0 million raised, and thereafter payable each remaining month of the Term.  This fee shall be credited against aggregate fees in excess of $750,000 due per paragraphs (b), (c), (d), (e), (f) or (g) of the Fees and Expenses section of this Agreement.

b)

In the event that the Company proceeds with a Private Placement, the Advisor will assist the Company with preparation of an information package, identify potential investors, and negotiate the terms and funding of the Transaction.  At Closing of a Private Placement, the Company will pay the Advisor a cash fee equal to a percentage of the Placement Amount, or at the Advisor’s option, a percentage of the same security privately placed, according to Schedule A attached for equity (or securities convertible, exchangeable or redeemable into equity), according to Schedule B attached for mezzanine capital (includes non-convertible senior debt with an equity component or subordinated debt with or without an equity component), and according to Schedule C attached for senior debt with no equity component.

c)

In the event that the Company proceeds with a Strategic Alliance during the Term, the Advisor will assist the Company with the analysis and negotiation of terms of a sales, marketing and/or management agreement, as the Company may require. At Closing of the Strategic Alliance, the Company will pay the Advisor a fee equal to a percentage of the value to the Company of the Strategic Alliance (“Alliance Value”), according to Schedule B attached.  Such Alliance Value shall include any revenues or revenue sharing fees, royalties, license fees or milestone payments, and/or other items as may be mutually agreed upon in good faith by the parties hereto.  The Company and the Advisor shall in good faith agree at Closing on the value of any such non-cash consideration that is included in the value of a Strategic Alliance.

d)

In the event that the Company proceeds with a Sale or Merger during the Term, either as a separate Transaction or in conjunction with another Transaction where financing is necessary, the Advisor will assist the Company with preparation of an information package, identify potential partners, and negotiate the terms and funding of the Transaction.  At the Closing of such Transaction, the Company will pay the Advisor a Transaction fee equal to a percentage of the aggregate value of all cash, debt or equity securities, employment agreements or other consideration that are issued or exchanged in connection therewith and the value of debt or other liabilities assumed (“Transaction Value”), according to Schedule B attached.  At the Advisor’s option, this fee may be payable in a form of consideration equivalent to that employed in the Transaction.  The Company and the Advisor shall in good faith agree at Closing on the value of any such non-cash consideration that is included in the value of a Sale or Merger.

e)

In the event that the Company proceeds with a Divestiture during the Term, either as a separate Transaction or in conjunction with another Transaction where financing is necessary, the Advisor will assist the Company with preparation of an information package, identify potential investors, and negotiate the terms and funding of the Transaction.  At the Closing of such Transaction, the Company will pay the Advisor a

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Transaction fee equal to a percentage of the Transaction Value, according to Schedule B attached.  At the Advisor’s option, this fee may be payable in a form of consideration equivalent to that employed in the Transaction.  The Company and the Advisor shall in good faith agree at Closing on the value of any such non-cash consideration that is included in the value of a Divestiture.

f)

In the event that the Company proceeds with a Recapitalization during the Term, either as a separate Transaction or in conjunction with another Transaction where financing is necessary, the Advisor will assist the Company with preparation of an information package, identify potential investors, and negotiate the terms and funding of the Transaction.  At the Closing of such Transaction, the Company will pay the Advisor a Transaction fee equal to a percentage of the Transaction Value, according to Schedule A attached for equity (or securities convertible or exchangeable into equity or redeemable), according to Schedule B attached for mezzanine capital (includes non-convertible senior debt with an equity component or subordinated debt with or without an equity component), and according to Schedule C attached for senior debt with no equity component.  At the Advisor’s option, this fee may be payable in a form of consideration equivalent to that employed in the Transaction.  The Company and the Advisor shall in good faith agree at Closing on the value of any such non-cash consideration that is included in value of a Recapitalization.

g)

In the event that the Company proceeds with an Acquisition during the Term, the Advisor will assist the Company with due diligence and negotiation of Acquisition terms.  The Company will pay the Advisor, immediately upon Closing of any Acquisition, a Transaction fee equal to a percentage of the Transaction Value, according to Schedule B attached, in addition to any financing fees that would otherwise apply according to this Agreement.  At the Advisor’s option, this fee may be payable in a form of consideration equivalent to that employed in the Transaction.  The Company and the Advisor shall in good faith agree at Closing on the value of any such non-cash consideration that is included in the value of an Acquisition.

h)

Notwithstanding the above, in the event Advisor receives compensation from a third party in connection with the consummation of a Transaction with the Company during the Term, such compensation shall be credited against any fees due to Advisor from Company per paragraphs (b), (c), (d), (e), (f) or (g) of the Fees and Expenses section of this Agreement.

i)

Any securities payable to the Advisor under this Agreement shall entitle the Advisor to full, unconditional piggyback registration rights without any holdback obligations.

j)

The Company agrees to advance to the Advisor $5,000 to reimburse any out of pocket expenses incurred by the Advisor during the Term of the Agreement, whether or not a Transaction is consummated, including, but not limited to legal, consulting, travel, lodging and due diligence expenses.  Any unused portion of the $5,000 shall be returned to the Company upon the Termination of this Agreement, and any amounts incurred above $5,000 shall be immediately reimbursed to the Advisor.  Individual Advisor expenses in excess of $10,000 shall require the prior written approval of the Company.  On a month-to-month basis, the Company will immediately reimburse the Advisor for all expenses related to arranging a Transaction, or other services provided described heretofore, including, but not limited to legal, consulting, travel, lodging and due diligence expenses.

k)

In the event that Advisor’s fees, costs or other compensation, including warrants or other equity securities, are not paid or issued (as applicable) within thirty (30) days from the date due, or the date of Advisor’s invoice, if any, there will be an additional charge at a monthly rate of one percent (1%), or such lesser rate mandated by California law, upon

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the unpaid balance or fair market value of such securities, as applicable.

l)

Upon notice from Advisor, the Company agrees to cause to be paid such portion of Advisor’s fees to such individuals and entities as may be directed by Advisor, and any such fees actually paid to third parties as directed by Advisor shall reduce dollar for dollar the amount of fees owed to Advisor hereunder.  This arrangement shall be effected in lieu of each such third party entering into a separate fee agreement with the Company.

m)

Notwithstanding anything to the contrary hereunder, but without modifying or affecting in any way any other provision of this Agreement, if the Company consummates a Transaction with a Protected Party within ninety (90) days of the date hereof (the “Protected Period”), then Advisor shall be entitled to receive only fifty percent (50%) of the Company per paragraphs (b), (c), (d), (e), (f) or (g) of the Fees and Expenses section of this Agreement.  If such financing is not consummated within the Protected Period, all of said Protected Parties shall thereafter be considered Covered Parties and Advisor shall be entitled to the fees provided for per paragraphs (b), (c), (d), (e), (f), or (g) of the Fees and Expenses section of this Agreement, as applicable, if a Transaction is consummated with such Protected Party as provided herein.

Termination of Agreement:

Except as otherwise provided for herein, this Agreement may be cancelled by either party upon thirty (30) days prior written notice to the other party after first four months of the Term.  Termination shall be deemed effective on the earlier of thirty (30) days following that date of such written notice or as mutually agreed upon by Company and Advisor (“Termination”).  Notwithstanding anything to the contrary herein, if the Company closes a Transaction with a Covered Party during the Term of this Agreement, the Term of this Agreement shall automatically be extended for a one (1)-year period from the date of Closing of each such Transaction, and this Agreement can thereafter be terminated only by Advisor during such one (1)-year period.

Break-up Fee:

If, during the Term of this Agreement, the Company decides not to proceed with a Transaction with Advisor and/or a Covered Party and instead, during the twelve (12) month period following the Termination of this Agreement, consummates a Transaction, financing, merger or other transaction on substantially similar terms or that results in substantially similar economic and dilutive effects to those proposed by a Covered Party, but with an investor or entity that is not a Covered Party, the Company will immediately forward to Advisor a payment equal to 50% of the aggregate cash and non-cash fees provided for in the Fees and Expenses and Additional Investment Option sections of this Agreement.  A Transaction shall be deemed consummated before such date if any agreement in principle which includes all material terms of such Transaction is reached prior to such date even if the closing occurs later.

Strategic Advisor Warrants:

Upon execution of this Agreement, the Company will issue to Advisor or its designees, as partial compensation for the services rendered hereunder, warrants with an exercise price of $0.05 per share  to purchase up to five percent (5%) of the Company on a fully-diluted basis as of the date of this Agreement, taking into account all outstanding options, rights, and warrants,.  Notwithstanding the foregoing, any warrants issued in anticipation of the exercise of currently outstanding options, rights or warrants, may be cancelled by the Company in the event said options, rights, or warrants, are not exercised or exchanged prior to their respective maturities.  The warrants will vest over the following schedule:  2.0% upon execution of the Engagement Agreement and 3.0% upon the closing of a Transaction (1% for every $2.5 million value generated from a Transaction).  If either the Company

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or Advisor elects to terminate this Agreement, the Company may cancel any portion of the warrants that have not vested as of the Termination.

Upon the Closing of any Transaction during the Term with a Covered Party that involves a Private Placement, in lieu of an over-allotment option, the Advisor or its designees shall have the right to purchase from the Company for $100.00 an option to purchase ten percent (10%) of the securities that are placed in the Transaction or a warrant to acquire ten percent (10%) of the shares into which any securities sold in such Transaction are convertible, at a price equal to the price paid by the investor(s) at Closing (“Additional Investment Option”).  Additional Investment Options or warrants are fully vested upon the date of issuance.  Provided below is an example of an exercise of an Additional Investment Option:

Placement Amount:

$10,000,000

Additional Investment Option:

    1,000,100

Total Funds Raised:

$11,000,100

All the warrants and options granted pursuant to this Agreement will have a ten year life and may be exercised incrementally over time.  No fees will be payable to the Advisor in connection with the exercise of these warrants and options.  The issuance of these warrants and options is a material inducement to Cappello Capital Corp. to enter into this Agreement.  These warrants and options shall be deemed earned at the time of issuance.  A cashless exercise may be used for all option or warrant transactions.  The common stock underlying these options or warrants will be subject to full, unconditional piggyback registration rights without any holdback obligations.

Future Investments:

Notwithstanding anything to the contrary herein, if any Covered Party (or their collective affiliates) consummates a Transaction with the Company where Advisor is not the placement agent or financial advisor, at any time within two (2) years of the Termination or expiration of the Term, as extended, if extended, the Company agrees to promptly pay the Advisor according to the Fees and Expenses section of this Agreement and the Additional Investment Option section of this Agreement.  A Transaction shall be deemed consummated before such date if any agreement in principle which includes material terms of such Transaction is reached prior to such date even if the closing occurs later.  Within thirty (30) business days following the Termination or expiration of the Term, Advisor shall deliver to the Company a list of Covered Parties, which list shall establish the basis for compensation under the provisions of the Agreement following the expiration of the Term.

Attorney’s Fee Provision:

In the event of any legal dispute between the Company and the Advisor, all reasonable attorney’s fees and related expenses of the prevailing party shall be paid by the other party (which shall include an award of interest at 10% per annum and recovery of costs by the prevailing party).

Governing Law and Jurisdiction:

This Agreement is governed by and construed in accordance with the laws of the state of California, without regard to choice of laws provisions.  All lawsuits, hearings, arbitration or other proceedings shall take place in Los Angeles County, State of California.  The parties irrevocably waive any objections they may have based on improper venue or inconvenient forum in Los Angeles County, State of California.

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Miscellaneous:

All payments and reimbursements of expenses payable hereunder shall be made in U.S. dollars in immediately available funds.  This Agreement contains all of the understandings between the parties hereto with reference to the subject matter hereof.  No other understanding not specifically referred to herein, oral or otherwise, shall be deemed to exist or bind any of the parties hereto and any such understandings, oral or otherwise, not specifically referred to herein shall be merged into this Agreement and superseded by the provisions hereof.  No officer or employee of any party has any authority to make any representation or promise not contained herein.  Advisor has the right to publish a tombstone and case study describing the Transaction upon closing at its own expense, which may include the reproduction of the Company’s logo, a brief description of the Transaction and a link to the Company’s website.  If requested by Advisor, the Company agrees to include a mutually acceptable reference to Advisor in any press release or other public announcement made by the Company regarding a Transaction as contemplated herein.  This Agreement cannot be modified or changed except by a written instrument signed by each party hereto.

Restricted Trading:

Upon execution of this Agreement, Advisor shall inform its personnel that the Company’s publicly traded stock has been placed on its restricted trading list.

Indemnification:

Recognizing that Advisor, in providing the services contemplated hereby, will be acting as representative of and relying on information provided by the Company, the Company agrees to the provisions of Attachment A hereto.  The Company shall use its best efforts to cause any binding agreements with acquirers or providers of capital or financing to include exculpation and indemnification provisions in favor of Advisor which are equivalent to the foregoing and are binding on such persons.  It is specifically understood and agreed that the indemnification provisions of Attachment A shall be binding on the successors and assigns of the parties hereto and of the indemnified parties, specifically including the continuing corporation after any Transaction and any successor thereto whether by subsequent merger, consolidation or transfer of all or substantial part of the assets or business of the Company or such continuing corporation.

Severability:

The provisions of this Agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement.  If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Patriot Act:

The USA PATRIOT ACT is designed to detect, deter and punish terrorists in the U.S. and abroad.  Under the requirements imposed on Advisor by the NASD under this Act, Advisor may ask Company to provide various identification documents and/or other information during the transaction process.

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If this Agreement meets with your approval, please indicate your acceptance of the above by signing where indicated below and returning this Agreement by facsimile and the original by mail to the undersigned.

Thank you for the opportunity to be of service.

Sincerely,

/s/Bruce Pompan

Bruce L. Pompan

Managing Director

Cappello Capital Corp.

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

CLEAN COAL TECHNOLOGIES, INC.

By: /s/Douglas Hague

Title: CEO and President

Date: 4/28/2008